As filed with the Securities and Exchange Commission on November 24, 2004

Registration No. 333-117580

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 4

to
Form S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CABG Medical, Inc.

(Exact name of registrant as specified in its charter)

Minnesota	3841	41-1958628
(State or other jurisdiction of incorporation or organization)	(Primary standard industrial classification code number)	(I.R.S. employer identification number)

14505 — 21st Avenue North, Suite 212

Minneapolis, MN 55447
(763) 258-8005
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Manny Villafaña

Chairman and Chief Executive Officer
CABG Medical, Inc.
14505 — 21st Avenue North, Suite 212
Minneapolis, MN 55447
(763) 258-8005
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Robert K. Ranum, Esq. Fredrikson & Byron, P.A. 4000 Pillsbury Center 200 South Sixth Street Minneapolis, MN 55402 (612) 492-7000 (612) 492-7077 (fax)	Girard P. Miller, Esq. Lindquist & Vennum P.L.L.P. 4200 IDS Center 80 South Eighth Street Minneapolis, MN 55402-2274 (612) 371-3211 (612) 371-3207 (fax)

     Approximate date of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”) check the following box.    ☐

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.    ☐

CALCULATION OF REGISTRATION FEE

	Proposed Maximum Aggregate
Title of Each Class of Securities to be Registered	Offering Price(1)	Amount of Registration Fee(2)

Common stock, no par value per share	$37,950,000	$4,808.27

(1)	Estimated solely for purposes of determining the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(2)	Previously paid in connection with the original filing of the registration statement.

      The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

      The following expenses will be paid by the Company in connection with the distribution of the securities registered hereby and do not include the underwriting discount to be paid to the Underwriters. All of such expenses, except for the SEC registration fee, NASD fee and Nasdaq listing fee, are estimated.

SEC Registration Fee	$4,808
NASD Filing Fee	4,295
Nasdaq Listing Application Fee	100,000
Legal Fees	300,000
Accountant’s Fees and Expenses	200,000
Printing Expenses	125,000
Miscellaneous	115,897

$850,000

Item 14.	Indemnification of Directors and Officers

      Section 302A.521, subd. 2, of the Minnesota Statutes requires the Company to indemnify a person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person with respect to the Company, against judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys’ fees and disbursements, incurred by the person in connection with the proceeding with respect to the same acts or omissions if such person (1) has not been indemnified by another organization or employee benefit plan for the same judgments, penalties or fines; (2) acted in good faith; (3) received no improper personal benefit, and statutory procedure has been followed in the case of any conflict of interest by a director; (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (5) in the case of acts or omissions occurring in the person’s performance in the official capacity of director or, for a person not a director, in the official capacity of officer, board committee member or employee, reasonably believed that the conduct was in the best interests of the Company, or, in the case of performance by a director, officer or employee of the Company involving service as a director, officer, partner, trustee, employee or agent of another organization or employee benefit plan, reasonably believed that the conduct was not opposed to the best interests of the Company. In addition, Section 302A.521, subd. 3, requires payment by the Company, upon written request, of reasonable expenses in advance of final disposition of the proceeding in certain instances. A decision as to required indemnification is made by a disinterested majority of the Board of Directors present at a meeting at which a disinterested quorum is present, or by a designated committee of the Board, by special legal counsel, by the stockholders, or by a court.

      Provisions regarding indemnification of officers and directors of the Company are contained in Section 5.1 of the Amended and Restated Bylaws (Exhibit 3.2 to this Registration Statement). The Company maintains a director and officer liability policy.

      Under Section eight of the Underwriting Agreement, filed as Exhibit 1.1 hereto, the Underwriters agree to indemnify, under certain conditions, the Company, its directors, certain of its officers and persons who control the Company within the meaning of the Securities Act against certain liabilities.

Item 15.	Recent Sales of Unregistered Securities

      During the past three years, we have sold the securities listed below to accredited investors pursuant to exemptions from registration under the Securities Act. On March 15, 2003, we approved a 3:1 stock split of our common stock. All share amounts have been retroactively adjusted to reflect the impact of the March 15, 2003 stock split.

1. In March 2001, we granted an option to purchase 30,000 shares of common stock at an exercise price of $1.67 per share to an employee pursuant to our 2000 Long-Term Incentive Plan.

2. In April 2001, we granted 60,000 shares to the University of Minnesota.

3. In August 2001, we issued 480,000 shares of common stock to a former employee at a price of $0.03 per share upon his termination of employment and exercise of an incentive stock option.

4. In August 2003, we issued and sold 862,294 shares of common stock at $2.65 per share in a private placement for an aggregate purchase price of approximately $2,285,000 to a group of 39 accredited investors under subscription agreements.

5. In September 2003, we granted options to purchase an aggregate of 375,000 shares of common stock at an exercise price of $2.65 per share to three employees pursuant to our 2000 Long-Term Incentive Plan.

6. In September 2003, we granted options to purchase 25,000 shares of common stock to a non-employee at $2.65 per share pursuant to our 2000 Long-Term Incentive Plan.

7. On January 12, 2004 we granted an option to purchase 22,000 shares of common stock at an exercise price of $2.65 per share to six employees pursuant to our 2000 Long-Term Incentive Plan.

8. In March 2004, we issued and sold 477,258 shares of common stock at $3.25 per share in a private placement for an aggregate purchase price of approximately $1,551,000 to a group of 16 accredited investors under subscription agreements.

9. In March 2004, we issued 16,500 shares of common stock to an employee at a price of $0.03 per share upon exercise of an incentive stock option.

10. In March 2004, we granted options to purchase an aggregate of 100,000 shares of common stock at an exercise price of $3.25 per share to two non-employees pursuant to our 2000 Long-Term Incentive Plan.

11. In July 2004, we sold an additional 476,923 shares of common stock at a price of $3.25 per share to seven accredited various investors resulting in net proceeds of $1,550,000.

12. In July 2004, we granted options to purchase an aggregate of 85,000 shares of common stock at an exercise price of $3.25 per share to two employees pursuant to our 2000 Long-Term Incentive Plan.

13. In August 2004, we granted options to purchase an aggregate of 50,000 shares of common stock at an exercise price of $5.00 per share to an employee pursuant to our 2000 Long-Term Incentive Plan.

      The sales of securities listed above to employees upon the exercise of stock options were made in reliance upon Rule 701 under the Securities Act. The other sales of securities listed above were made to accredited investors in reliance upon Section 4(2) of the Securities Act, which provide exemptions for transactions not involving a public offering, or Regulation D of the Securities Act. The purchasers of securities described above acquired them for their own account and not with a view to any distribution thereof to the public. The certificates evidencing the securities bear legends stating that the shares are not to be offered, sold or transferred other than pursuant to an effective registration statement under the Securities Act, or an exemption from such registration requirements. Except as specified above, no underwriting commissions or discounts were paid with respect to the sales of unregistered securities described above.

Item 16.	Exhibits and Financial Statement Schedules

      (a) Exhibits. The following is a list of all of the exhibits filed as part of the registration statement. References to the company mean CABG Medical, Inc.

Exhibit
No.		Description

1	.1*	Form of Underwriting Agreement (with form of Underwriters’ Warrant attached)
3	.1*	Articles of Incorporation and Articles of Amendment thereto
3	.2*	Amended and Restated Bylaws
4.1		Form of specimen certificate representing CABG Medical, Inc.’s common stock
5.1		Opinion of Fredrikson & Byron, P.A.
10	.1*	2000 Long-Term Incentive Plan and related forms of agreements
10	.2*	Consulting Agreement with Manuel A. Villafaña
10	.4*	Employment Agreement dated as of August 18, 2003 with John L. Babitt
10	.6*	Letter Agreement dated June 17, 2003 with Manuel A. Villafaña
10	.9*	Letter Agreement dated October 21, 2003 with John L. Babitt
10	.10*†	Supply Agreement dated January 1, 2004 with Bard Peripheral Vascular, Inc.
10	.11*	Clinical Coating Agreement dated April 14, 2003 with SurModics, Inc.
10	.12*	Material Transfer Agreement dated March 22, 2004 with Mayne Pharma, Inc.
10	.13*†	Technology Transfer Agreement dated June 5, 1996 between ATS Medical, Inc. and Manuel A. Villafaña
10	.14*†	Amendment to Technology Transfer Agreement dated June 3, 2004 with ATS Medical, Inc. and Manuel A. Villafaña
10	.15*	Technology Transfer Agreement dated July 15, 2004 with Manuel A. Villafaña
10	.16†	Master License Agreement dated May 14, 2004 with SurModics, Inc.
10	.17*	Amendment to Clinical Coating Agreement dated June 30, 2004 with SurModics, Inc.
10	.18*	Application for Supply of Materials Terms of Materials Transfer with Novartis Pharma AG dated July 19, 2004
10	.19*	Amendment to Clinical Coating Agreement dated October 11, 2004 with SurModics, Inc.
23	.1*	Consent of KPMG LLP, Independent Registered Public Accounting Firm
23.2		Consent of Fredrikson & Byron, P.A. (included in Exhibit 5.1)
23.3		Consent of Haugen Law Firm PLLP
24	.1*	Power of Attorney (included on the signature page)
99	.1*	Consent of Arch C. Smith
99	.2*	Consent of A. Jay Graf
99	.3*	Consent of Robert E. Munzenrider
99	.4*	Consent of John L. Babitt

*	Previously filed.
**	To be filed by amendment.

†	A Confidential Treatment Request for certain information in this document has been filed with the Securities and Exchange Commission. The information for which treatment has been sought has been deleted from such exhibit and the deleted text replaced by three asterisks (***).

Item 17.	Undertakings

      The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

      The undersigned registrant further undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(l) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Amendment No. 4 to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on November 24, 2004.

CABG MEDICAL, INC.

By	/s/ MANNY VILLAFAÑA

Manny Villafaña
Chairman and Chief Executive Officer

      In accordance with the requirements of the Securities Act of 1933, this Amendment No. 4 to this registration statement was signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ MANNY VILLAFAÑA Manny Villafaña	Chairman and Chief Executive Officer (Principal Executive Officer)	November 24, 2004

/s/ JOHN L. BABITT John L. Babitt	President, Chief Operating Officer and Chief Financial Officer (Principal Financial and Accounting Officer)	November 24, 2004

EXHIBIT INDEX

Exhibit
No.		Description

1	.1*	Form of Underwriting Agreement (with form of Underwriters’ Warrant attached)
3	.1*	Articles of Incorporation and Articles of Amendment thereto
3	.2*	Amended and Restated Bylaws
4.1		Form of specimen certificate representing CABG Medical, Inc.’s common stock
5.1		Opinion of Fredrikson & Byron, P.A.
10	.1*	2000 Long-Term Incentive Plan and related forms of agreements
10	.2*	Consulting Agreement with Manuel A. Villafaña
10	.4*	Employment Agreement dated as of August 18, 2003 with John L. Babitt
10	.6*	Letter Agreement dated June 17, 2003 with Manuel A. Villafaña
10	.9*	Letter Agreement dated October 21, 2003 with John L. Babitt
10	.10*†	Supply Agreement dated January 1, 2004 with Bard Peripheral Vascular, Inc.
10	.11*	Clinical Coating Agreement dated April 14, 2003 with SurModics, Inc.
10	.12*	Material Transfer Agreement dated March 22, 2004 with Mayne Pharma, Inc.
10	.13*†	Technology Transfer Agreement dated June 5, 1996 between ATS Medical, Inc. and Manuel A. Villafaña
10	.14*†	Amendment to Technology Transfer Agreement dated June 3, 2004 with ATS Medical, Inc. and Manuel A. Villafaña
10	.15*	Technology Transfer Agreement dated July 15, 2004 with Manuel A. Villafaña
10	.16†	Master License Agreement dated May 14, 2004 with SurModics, Inc.
10	.17*	Amendment to Clinical Coating Agreement dated June 30, 2004 with SurModics, Inc.
10	.18*	Application for Supply of Materials Terms of Materials Transfer with Novartis Pharma AG dated July 19, 2004
10	.19*	Amendment to Clinical Coating Agreement dated October 11, 2004 with SurModics, Inc.
23	.1*	Consent of KPMG LLP, Independent Registered Public Accounting Firm
23.2		Consent of Fredrikson & Byron, P.A. (included in Exhibit 5.1)
23.3		Consent of Haugen Law Firm PLLP
24	.1*	Power of Attorney (included on the signature page)
99	.1*	Consent of Arch C. Smith
99	.2*	Consent of A. Jay Graf
99	.3*	Consent of Robert E. Munzenrider
99	.4*	Consent of John L. Babitt

*	Previously filed.
**	To be filed by amendment.

†	A Confidential Treatment Request for certain information in this document has been filed with the Securities and Exchange Commission. The information for which treatment has been sought has been deleted from such exhibit and the deleted text replaced by three asterisks (***).